                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
   (as filed with the Securities and Exchange Commission on March 24, 1999)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]Preliminary Proxy Statement

[_]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Hearst-Argyle Television, Inc.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials:

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement no.:

  (3) Filing Party:

  (4) Date Filed:

Notes:

                                Hearst-Argyle
                                -------------
                               TELEVISION, INC.

                              888 Seventh Avenue
                            New York New York 10106

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 14, 1999

                               ----------------

To the Stockholders of Hearst-Argyle Television, Inc.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "1999 Annual Meeting") of Hearst-Argyle Television, Inc. (the "Company"), a Delaware
corporation, will be held at [                                ] on Friday, May
14, 1999, at 10:00 a.m., local time, for the following purposes:

    (1) To elect one Series A Class II Director and six Series B Class II Directors to hold office for a term of two years or until their respective successors are elected and qualified;

    (2) To consider and vote upon a proposal pursuant to which the Company will have the authority to issue and sell to The Hearst Corporation, a Delaware corporation, or one of The Hearst Corporation's direct or indirect wholly-owned subsidiaries (collectively, the "Hearst Group"), from time to time, up to 10 million shares of either the Company's Series A Common Stock or Series B Common Stock at a purchase price equal to the fair market value of such shares on the date of each potential issuance, for cash, all as more fully described herein;

    (3) To consider and vote upon a proposal to approve and adopt an Employee Stock Purchase Plan, pursuant to which employees of the Company would be granted the right to purchase shares of the Company's Series A Common Stock on the terms and at prices as more fully described herein; and

    (4) To transact such other business as may properly come before the meeting or its adjournment.

  The close of business on April 2, 1999 has been fixed by the Board of Directors as the record date for the 1999 Annual Meeting. Only holders of record of the Company's Series A Common Stock, Series B Common Stock, Series A Preferred Stock and Series B Preferred Stock on that date will be entitled to notice of and to vote at the 1999 Annual Meeting or any adjournment thereof, notwithstanding transfer of any stock on the books of the Company after such record date. The stock transfer books will not be closed.

  A Proxy Statement, form of Proxy and copy of the Annual Report on the Company's operations during the fiscal year ended December 31, 1998 accompany this notice.

  It is important that your shares be represented at the 1999 Annual Meeting. Whether or not you expect to attend in person, please sign and date the form of Proxy and return it in the enclosed envelope. The form of Proxy is enclosed in the sleeve attached to the front of the mailing envelope in which this Proxy Statement is contained. Stockholders who attend the 1999 Annual Meeting may revoke their Proxies and vote in person if they desire.

                                          By Order of the Board of Directors,

                                          Dean H. Blythe,
                                          Secretary

April 16, 1999
New York, New York

                                 Hearst-Argyle
                                 -------------
                               TELEVISION, INC.
                              888 Seventh Avenue
                           New York, New York 10106

                               ----------------

                                PROXY STATEMENT

                    For the Annual Meeting of Stockholders
                          To Be Held on May 14, 1999

               SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

  This Proxy Statement is furnished to the stockholders of Hearst-Argyle Television, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Company's Board of Directors of Proxies to be voted at the Annual Meeting of Stockholders of the Company (the "1999 Annual Meeting")
to be held at [                   ] on Friday, May 14, 1999, at 10:00 a.m.,
local time, or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. References herein to the "Company" include its subsidiaries, unless the context otherwise requires.

  This Proxy Statement and form of Proxy are first being mailed to such stockholders on or about April 16, 1999. If the enclosed form of Proxy is executed and returned, it nevertheless may be revoked by the stockholder at any time prior to its use by filing with the Secretary of the Company a written revocation or a duly executed Proxy bearing a later date. A stockholder who attends the meeting in person may revoke his or her Proxy at that time and vote in person if so desired. Unless revoked or unless contrary instructions are given, each Proxy duly signed, dated and returned will be voted as specified therein, but unless otherwise specified, will be deemed to grant authority to vote, as applicable:

    (1) FOR the election of the Series A director nominee (the "Series A Director") and the six Series B director nominees (the "Series B Directors") listed under "Proposal One--Election of Directors Proposal" to serve as Class II directors for a two-year term (the "Election of Directors Proposal");

    (2) FOR the approval and adoption of the proposal pursuant to which the Company will have the authority to issue and sell to The Hearst Corporation, a Delaware corporation ("Hearst"), or one of Hearst's direct or indirect wholly-owned subsidiaries (together with Hearst, the "Hearst Group"), from time to time, up to 10 million shares of either the Company's Series A Common Stock or Series B Common Stock at a purchase price equal to the fair market value of such shares on the date of each potential issuance, for cash, all as more fully described in this Proxy Statement (the "Equity Investment Proposal");

    (3) FOR the approval and adoption of the Company's Employee Stock Purchase Plan (the "Plan"), pursuant to which employees of the Company would be granted the right to purchase shares of the Company's Series A Common Stock on the terms and at the prices as more fully described in this Proxy Statement (the "Employee Stock Purchase Plan Proposal"); and

    (4) At the discretion of the persons named in the enclosed form of Proxy, on any other matter that may properly come before the meeting or any adjournment thereof.

  The enclosed Proxy is solicited by and on behalf of the Board of Directors of the Company.

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF DIRECTORS PROPOSAL, FOR THE EQUITY INVESTMENT PROPOSAL AND FOR THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

                               QUORUM AND VOTING

Record Date; Quorum

  The Company's Board of Directors has fixed the close of business on Friday, April 2, 1999 as the record date (the "Record Date") for the 1999 Annual Meeting. Only holders of record of the Company's Series A Common Stock, Series B Common Stock (together with the Series A Common Stock, the "Common Stock"), Series A Preferred Stock and Series B Preferred Stock (together with the Series A Preferred Stock, the "Preferred Stock") on the Record Date will be entitled to notice of and to vote at the 1999 Annual Meeting and any adjournments and postponements thereof. On the Record Date, there were [89,147,879] shares of Common Stock (consisting of [47,849,231] shares of Series A Common Stock and 41,298,648 shares of Series B Common Stock) held by
approximately [            ] stockholders of record, outstanding and entitled
to vote at the 1999 Annual Meeting and there were 21,876 shares of Preferred Stock (consisting of 10,938 shares of Series A Preferred Stock and 10,938 shares of Series B Preferred Stock) held by three stockholders of record, outstanding and entitled to vote at the 1999 Annual Meeting.

  Except with respect to the election of directors, the presence, in person or by Proxy, of the holders of a majority of the voting power of the outstanding shares of all of the classes of the Company's capital stock is necessary to constitute a quorum at the meeting, provided that in no event may a quorum consist of less than one-third of the outstanding shares of all of the classes of the Company's capital stock. With respect to the election of the Series A Director, the presence in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of the Series A Common Stock, the Series A Preferred Stock and the Series B Preferred Stock is necessary to constitute a quorum, provided that in no event may a quorum consist of less than one-third of the outstanding shares of such classes. With respect to the election of the Series B Directors, the presence, in person or by proxy, of Hearst Broadcasting, Inc., a Delaware corporation ("Hearst Broadcasting") that is a wholly-owned subsidiary of Hearst and the sole holder of 100% of the outstanding shares of Series B Common Stock, is necessary to constitute a quorum.

Voting Rights; Vote Required For Approval

  Each holder of record of Common Stock and Preferred Stock as of the Record Date is entitled to vote in accordance with the terms of the Company's Amended and Restated Certificate of Incorporation, which provides that (i) the holders of Series A Common Stock will be entitled to one vote per share of Series A Common Stock; (ii) the holders of Series B Common Stock will be entitled to one vote per share of Series B Common Stock; (iii) the holders of Series A Preferred Stock will be entitled to the number of votes (rounded up to the next whole number) equal to the number of shares of Series A Common Stock into which such shares of Series A Preferred Stock are convertible as of the record date for the stockholder meeting at which such votes are to be cast (in the case of the Record Date for the 1999 Annual Meeting, 28 shares of Series A Common Stock); and, (iv) the holders of the Series B Preferred Stock will be entitled to 29 votes per share of Series B Preferred Stock (for any stockholder meeting for which the record date is before July 11, 2001). The holders of Series A Common Stock and Series B Common Stock vote together as a single class on all matters, except with respect to (i) the election of directors; (ii) any amendments to the Company's Amended and Restated Certificate of Incorporation that alter or change the powers, preferences or special rights of their respective series so as to affect them adversely; and,
(iii) such other matters as require class votes under the Delaware General Corporation Law ("DGCL") or the Company's Amended and Restated Certificate of Incorporation. In addition, the holders of Preferred Stock are entitled to vote on all matters submitted to a vote of holders of the Series A Common Stock, with the holders of the Series A Preferred Stock and the Series B Preferred Stock voting as a single class with the holders Series A Common Stock. Cumulative voting is not permitted in the election of directors.

  With respect to "Proposal One--Election of Directors Proposal", only holders of the Series A Common Stock, Series A Preferred Stock (voting as a single class with the Series A Common Stock) and Series B Preferred Stock (voting as a single class with the Series A Common Stock) will be entitled to vote on the nominee for Series A Director described under the Election of Directors Proposal, and only Hearst Broadcasting, as the holder of 100% of the outstanding Series B Common Stock will be entitled to vote on the nominees for Series B Directors described under the Election of Directors Proposal. The affirmative vote of a plurality of the voting power of the shares of Series A Common Stock, Series A Preferred Stock and Series B Preferred Stock represented at the 1999 Annual Meeting is required for the election of the Series A Director. The affirmative vote of a plurality of the voting power of the shares of Series B Common Stock represented at the 1999 Annual Meeting is required for the election of the Series B Directors.

  With respect to "Proposal Two--Equity Investment Proposal", under the rules of the NYSE the Equity Investment Proposal must be approved by a majority of the votes cast by the holders of Series A Common Stock, Series B Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, provided that the total votes cast in respect of the proposal represent a majority of all shares of capital stock of the Company entitled to vote thereon. The NYSE Rules are applicable to the vote on the Equity Investment Proposal because the Series A Common Stock is listed on the NYSE and the shares of Series A Common Stock to be issued to the Hearst Group in connection with the Equity Investment may constitute over 1% of the Company's Common Stock then outstanding or the shares of the Series B Common Stock to be issued to the Hearst Group in connection with the Equity Investment would be convertible into a number of Series A Common Stock that may, if converted, constitute over 1% of the Company's Common Stock then outstanding. The NYSE Rules require shareholder approval prior to the issuance of shares of common stock to a substantial security holder of the issuer if the number of shares to be issued or the number of shares of common stock into which the securities may be convertible exceeds 1% of the common stock outstanding prior to such issuance. Hearst Broadcasting, which held approximately [ ]% of the outstanding voting power of the Common Stock and [ ]% of the outstanding voting power of the Company's capital stock as of the Record Date, has notified the Company that it intends to vote in favor of the Equity Investment Proposal. Hearst Broadcasting has sufficient voting power to approve the Equity Investment Proposal, and if Hearst Broadcasting votes in favor of the Equity Investment Proposal as it has indicated, the Proposal would be approved.

Proxies; Abstentions; Broker Non-Votes

  All shares of Common Stock and Preferred Stock represented by properly executed proxies received prior to or at the 1999 Annual Meeting and not properly revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed and returned proxy, such proxy will be voted "FOR" the Election of Directors Proposal, "FOR" the Equity Investment Proposal, and "FOR" the Employee Stock Purchase Plan Proposal.

  Abstentions and broker non-votes are each included in the determination of the number of shares present at the meeting for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Abstentions are counted for determining the total number of votes cast with respect to a proposal and thus, generally will be counted as a vote "AGAINST" that proposal. Since a plurality of the votes cast is required for the election of Directors, abstentions will not be counted for purposes of the election of Directors. Broker non-votes are not counted in determining the total number of votes cast with respect to a proposal and are, therefore, counted neither as a vote "FOR" nor "AGAINST" that proposal.

  It is not expected that any matter not referred to herein will be presented for action at the 1999 Annual Meeting. If any other matters are properly brought before the 1999 Annual Meeting and any adjournments or postponements thereof, the persons named in the Proxies will have discretion to vote on such matters in accordance with their best judgment. The grant of a Proxy will also confer discretionary authority on the persons named in the Proxy as Proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the 1999 Annual Meeting, including postponement or adjournment for the purpose of soliciting additional votes.

  A stockholder may revoke a Proxy at any time prior to its use by delivering to the Secretary of the Company a signed notice of revocation or a later dated signed Proxy or by attending the 1999 Annual Meeting and voting in person. Attendance at the 1999 Annual Meeting will not in itself constitute the revocation of a Proxy.

  The cost of solicitation of Proxies will be paid by the Company. In addition to solicitation by mail, Proxies may be solicited in person by directors, officers and employees of the Company without additional compensation, and by telephone, telegram, facsimile or similar method. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send Proxy material to beneficial owners; and the Company upon request, will reimburse them for their reasonable expenses in so doing.

                                 PROPOSAL ONE

                        ELECTION OF DIRECTORS PROPOSAL

Board Of Directors

  The Company's Amended and Restated Certificate of Incorporation provides for classified directors and staggered director terms. Currently, the Company's Board of Directors consists of 13 members. The holders of Series A Common Stock and the holders of the Preferred Stock voting with the holders of the Series A Common Stock as a single class elect two directors (the "Series A Directors") and Hearst Broadcasting, as the sole holder of the Series B Common Stock, elects the balance of the directors (the "Series B Directors"). The Board of Directors is divided into two classes, Class I and Class II, with one Series A Director in each class. The following table lists the name, age, class and series designation for each director:

                                                          Director    Director
                                                            Class      Series
   Name                                              Age Designation Designation
   ----                                              --- ----------- -----------
   David J. Barrett.................................  50      II           B
   Frank A. Bennack, Jr.............................  66       I           B
   John G. Conomikes................................  66       I           B
   Ken J. Elkins....................................  61      II           B
   Victor F. Ganzi..................................  52      II           B
   George R. Hearst, Jr.............................  71       I           B
   William R. Hearst III............................  49      II           B
   Bob Marbut.......................................  63       I           B
   Gilbert C. Maurer................................  70       I           B
   Michael E. Pulitzer..............................  69      II           B
   David Pulver.....................................  57      II           A
   Virginia H. Randt................................  49      II           B
   Caroline L. Williams.............................  52       I           A

  Each director serves for a term ending on the second annual meeting date following the annual meeting at which such director was elected. Each current Class II director, however, will hold office until the 1999 Annual Meeting. Accordingly, at the 1999 Annual Meeting:

    (i) the holders of the Series A Common Stock (and the holders of the Series A Preferred Stock and the Series B Preferred Stock voting together as a single class with the Series A Common Stock) will elect one Class II Series A Director to hold office until the earlier of the Company's annual meeting of stockholders in 2001 or until his or her successor is duly elected and qualified; and

    (ii) Hearst Broadcasting, as the sole holder of the Company's Series B Common Stock, will elect the remaining six Class II Series B Directors to hold office until the earlier of the Company's annual meeting of stockholders in 2001 or until their respective successors are duly elected and qualified.

  Set forth below are the nominees for the Series A Director and the Series B Directors. In the event that such nominees are unable to serve or for good cause will not serve, the Proxies will be voted at the meeting for such other person as the Board of Directors of the Company may recommend.

Nominee for Class II Series A Director (To be elected by the holders of the Series A Common Stock, the Series A Preferred Stock and the Series B Preferred Stock voting together as a single class):

  David Pulver has served as a Director of the Company since December 1994. From June 1993 to April 1995, he served as a Director of Argyle I. Mr. Pulver is President of Cornerstone Capital, Inc., a private investment company. Mr. Pulver serves as a Director of Costco Wholesale Corporation, a wholly-owned subsidiary of Costco Companies, Inc., and J. Baker, Inc. Mr. Pulver is also a Trustee of Colby College.

  In connection with Hearst's contribution of its broadcast group to Argyle Television, Inc. (which was thereafter renamed "Hearst-Argyle Television, Inc.") on August 29,1997 (the "Hearst Transaction"), Hearst agreed that, for as long as it held any shares of Series B Common Stock and to the extent that Hearst during such time also held any shares of Series A Common Stock, it would vote its shares of Series A Common Stock with respect to the election of directors only in the same proportion as the shares of Series A Common Stock not held by Hearst are so voted. Hearst, through its wholly owned subsidiary Hearst Broadcasting, currently owns 4,906,785 shares of Series A Common Stock,
which represents approximately [   ]% of the outstanding voting power of the
Series A Common Stock and Preferred Stock.

  Your directors recommend a vote FOR the election of the Series A director nominee.

Nominees for Class II Series B Directors (To be elected by Hearst Broadcasting as the sole holder of the Series B Common Stock):

  David J. Barrett has served as a Director of the Company and as the Company's Executive Vice President and Chief Operating Officer since the consummation of the Hearst Transaction on August 29, 1997. Mr. Barrett served as a Vice President of Hearst and Deputy General Manager of Hearst's broadcast group from January 1991 until August 1997. Mr. Barrett is a member of Hearst's Board of Directors.

  Ken J. Elkins has served as a Director of the Company since the consummation of the merger of Pulitzer Publishing Company ("Pulitzer") with and into the Company (the "Pulitzer Merger") on March 18, 1999. Mr. Elkins currently serves as Senior Vice President and Director of Pulitzer, Inc., the successor entity to Pulitzer's newspaper operations. Prior to the Pulitzer Merger, Mr. Elkins served as Senior Vice President--Broadcasting Operations and Director of Pulitzer. In addition, he served as Vice President--Broadcast Operations from April 1984 through March 1986 and prior to that time served as a general manager of certain of Pulitzer's television stations. He is a director of Commerce Bank of St. Louis. Mr. Elkins was nominated by the Board of Directors of the Company and appointed to serve as a Director in accordance with a Board Representation Agreement, dated May 25, 1998 (the "Board Representation Agreement"), by and among the Company, Hearst Broadcasting and Emily Rauh Pulitzer, Michael E. Pulitzer and David E. Moore (collectively, the "Pulitzer Parties"), pursuant to which the Company agreed to cause the nomination for election to the Company's Board of the individuals designated by the Pulitzer Parties.

  Victor F. Ganzi has served as a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. Mr. Ganzi has served as Executive Vice President of Hearst since March 1997, and as Chief Operating Officer of Hearst since January 1999. From 1992 to 1997, at various times Mr. Ganzi served as Hearst's Senior Vice President, Chief Financial Officer and Chief Legal Officer. In March 1995, he added and still has the duties of Group Head of Hearst's Books/Business Publishing Group. Mr. Ganzi joined Hearst in May 1990 as General Counsel and Vice President. He is also a member of Hearst's Board of Directors, a Trustee of the Trust established under the Will of William Randolph Hearst and a Director of both The William Randolph Hearst Foundation of California and The Hearst Foundation of New York. Mr. Ganzi is also a director of Olsten Corporation.

  William Randolph Hearst III has served as a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. Mr. Hearst is a partner in the Menlo Park, California venture capital firm of Kleiner, Perkins, Caufield and Byers, which he joined in January 1995. From October 1984 to December 1995, Mr. Hearst served as Publisher of Hearst's San Francisco Examiner newspaper. Mr. Hearst is a member of Hearst's Board of Directors, a Trustee of the Trust established under the Will of William Randolph Hearst and a Director of both The William Randolph Hearst Foundation of California and The Hearst Foundation of New York. Mr. Hearst is Vice Chairman and a member of the Board of Directors of At Home Corporation. Mr. Hearst is a cousin of George R. Hearst, Jr. and Virginia Hearst Randt.

  Michael E. Pulitzer has served as a Director of the Company since the consummation of the Pulitzer Merger on March 18, 1999. Mr. Pulitzer is currently serving as Chairman of the Board of Pulitzer, Inc., the successor company to Pulitzer's newspaper operations. Prior to the consummation of the Pulitzer Merger, Mr. Pulitzer served as Chairman of the Board, and President and Chief Executive Officer of Pulitzer Publishing Company. He also served as Vice Chairman of the Board of Pulitzer Publishing Company from April 1984 through March 1986 and as President and Chief Operating Officer of Pulitzer Publishing Company from April 1979 through March 1984. Mr. Pulitizer was nominated by the Board of Directors of the Company and appointed to serve as a Director in accordance with the Board Representation Agreement.

  Virginia H. Randt has served as a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. Ms. Randt was elected a Director of The Hearst Corporation in September 1990 and has served on the Audit Committee of Hearst's Board of Directors since March 1991. She is a cousin of George R. Hearst, Jr. and William Randolph Hearst III.

  Your directors recommend a vote FOR the election of the Series B director nominees.

Directors Continuing in Office

  Class I Directors (Term expires in 2000)

  Frank A. Bennack, Jr. has served as a Director of the Company since August 29, 1997, the date of the Hearst Transaction. Mr. Bennack has served as the President and Chief Executive Officer of Hearst since January 1979. Mr. Bennack is a member of Hearst's Board of Directors, a Trustee of the Trust established under the Will of William Randolph Hearst and a Director of both The William Randolph Hearst Foundation of California and The Hearst Foundation of New York. Mr. Bennack is also a Director of The Chase Manhattan Corporation, The Chase Manhattan Bank, American Home Products Corporation and Polo Ralph Lauren Corp.

  John G. Conomikes has served as a Director of the Company and the Company's President and Co-Chief Executive Officer since the consummation of the Hearst Transaction on August 29, 1997. Mr. Conomikes served as a Vice President of Hearst and the General Manager of Hearst's broadcast group from March 1983 to August 1997. Mr. Conomikes is also a member of Hearst's Board of Directors, a Trustee of the Trust established under the Will of William Randolph Hearst and a Director of both The William Randolph Hearst Foundation of California and The Hearst Foundation of New York.

  George R. Hearst, Jr. has served as a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. Mr. Hearst has served as the Chairman of the Board of Directors of Hearst since March 1996. From April 1977 to March 1996, Mr. Hearst served as a Vice President of Hearst and headed its real estate activities. He is also a Trustee of the Trust established under the Will of William Randolph Hearst, a Director of The William Randolph Hearst Foundation of California and the President and a Director of The Hearst Foundation of New York. Mr. Hearst is a cousin of William Randolph Hearst III and Virginia Hearst Randt.

  Bob Marbut has served as Chairman of the Board of Directors, Co-Chief Executive Officer and a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. Mr. Marbut served as Chairman of the Board of Directors, Chief Executive Officer and a Director of the Company from August 1994 until August 29, 1997. From March 1993 to April 1995, Mr. Marbut served as Chief Executive Officer and a Director of Argyle Television Holding, Inc. ("Argyle I"). Mr. Marbut is also a Director of Tupperware Corporation and Ultramar Diamond Shamrock Corporation. In connection with the Hearst Transaction and pursuant to the Amended and Restated Agreement and Plan of Merger dated March 26, 1997, executed by Hearst, certain wholly-owned subsidiaries of Hearst and Argyle Television, Inc., Hearst agreed, for as long as Mr. Marbut is employed by the Company or one of the Company's subsidiaries, to vote the shares of Series B Common Stock it owns and use its best efforts to take such actions to cause Mr. Marbut to continue to be elected as a Director of the Company.

  Gilbert C. Maurer has served as a Director of the Company since the consummation of the Hearst Transaction on August 29, 1997. Mr. Maurer served as Chief Operating Officer of Hearst from March 1990 until

December 1998 and as Executive Vice President of Hearst from June 1985 until December 1998. Mr. Maurer currently is serving as a consultant to Hearst. Mr. Maurer is a member of Hearst's Board of Directors, a Trustee of the Trust established under the Will of William Randolph Hearst and a Director of both The William Randolph Hearst Foundation of California and The Hearst Foundation of New York.

  Caroline L. Williams has been a director of the Company since 1994. From June 1993 to April 1995, she served as a Director of Argyle I. Ms. Williams has served as President of Grey Seal Capital, an investment and consulting firm, since October 1997. From July 1992 through September 1993, Ms. Williams served as the Vice President, Program Support of TechnoServe, a non-profit organization providing business, management and technical assistance to community-based enterprises in Latin America and Africa. From August 1988 to January 1992, Ms. Williams was a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation.

Meetings and Committees of the Board of Directors

  The Board of Directors held a total of seven meetings in 1998. Each director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served other than George R. Hearst, Jr., who attended five of the seven Board meetings. The Board of Directors has an Audit Committee (the "Audit Committee"), a Compensation Committee (the "Compensation Committee") and an Executive Committee (the "Executive Committee"). The Board of Directors does not have a standing nominating committee.

  Audit Committee. Prior to the Company's listing of its Series A Common Stock on the NYSE on July 22, 1998, the Audit Committee consisted of William Randolph Hearst III, David Pulver, Virginia H. Randt and Caroline Williams. Pursuant to certain NYSE Rules, William Randolph Hearst III and Virginia H. Randt resigned from the Audit Committee. Currently, the Audit Committee consists of Ken J. Elkins, David Pulver and Caroline Williams. Mr. Pulver serves as Chair of the Audit Committee. Mr. Elkins was added as a member of the Audit Committee following the consummation of the Pulitzer Merger. The Audit Committee reviews and recommends to the Board the independent auditors to be selected to audit the Company's financial statements and consults with the Company's independent auditors and with personnel from the internal financial staff with respect to corporate accounting, reporting and internal control practices. The Audit Committee met three times during 1998.

  Compensation Committee. The Compensation Committee consists of Frank A. Bennack, Jr., Michael E. Pulitzer, David Pulver and Caroline Williams. Ms. Williams serves as Chair of the Compensation Committee. Mr. Pulitzer was added as a member of the Compensation Committee following the consummation of the Pulitzer Merger. The Compensation Committee reviews and approves salary and bonus levels for executive officers and total compensation for senior executive officers. The Compensation Committee met six times during 1998.

  Executive Committee. The Executive Committee consists of Frank A. Bennack, Jr., John G. Conomikes, George R. Hearst, Jr., Bob Marbut and David Pulver. Mr. Conomikes serves as Chair of the Executive Committee. During the intervals between meetings of the Board of Directors, the Executive Committee may exercise all of the powers of the Board of Directors in the direction and management of the business and affairs of the Company. The Executive Committee met one time in 1998.

Director Compensation

  Directors who are also employees of the Company or of Hearst receive no compensation for their service as directors. The Directors who are not also employees of the Company or Hearst (the "Outside Directors") are currently paid $24,000 annually, a fee of $6,000 for each committee on which he or she serves, a fee of $5,000 for service as a committee chair, a fee of $1,500 for each Board meeting attended and a fee of $1,000 for each committee meeting attended. The Outside Directors also receive annual grants of 4,000 options (and an additional 1,000 if serving as a Committee Chair) under the terms of the Company's 1997 Stock Option Plan.

Compensation Committee Interlocks and Insider Participation

  During the fiscal year ended December 31, 1998, the Compensation Committee consisted of Frank A. Bennack, Jr., David Pulver and Caroline Williams. John
G. Conomikes, the President and Co-Chief Executive Officer of the Company, serves on the Finance Committee of Hearst, which functions as a compensation committee. The Company reimburses Hearst under the Services Agreement described under "Certain Relationships and Related Transactions" for the services of Mr. Conomikes, who remains an employee of Hearst. Frank A. Bennack, Jr., a member of the Company's Compensation Committee, is also a director of Hearst and a member of the Finance Committee of the Board of Directors of Hearst and the Incentive Compensation Plan Committee of the Board of Directors of Hearst, a committee that also has compensation-related responsibilities. Mr. Bennack is also the President and Chief Executive Officer of Hearst. David J. Barrett, the Executive Vice President and Chief Operating Officer of the Company, is a director of Hearst.

                                 PROPOSAL TWO

                          EQUITY INVESTMENT PROPOSAL

  At the 1999 Annual Meeting, the stockholders will be asked to consider and vote upon a proposal (the "Equity Investment Proposal"), pursuant to which the Company will have the authority to issue and sell to the Hearst Group, from time to time, up to 10 million shares of either the Company's Series A Common Stock or Series B Common Stock, or a combination thereof, for a purchase price equal to the fair market value of such shares on the date of each potential issuance (the "Equity Investment"). Any issuance of Common Stock under the Equity Investment Proposal would be for cash consideration. The fair market value of any shares to be issued to the Hearst Group pursuant to the Equity Investment would be the value per share on the date of each issuance as determined by the Company's Board of Directors and by a Committee of the Company's independent directors.

  It is currently contemplated that the Company will issue and sell shares of the Company's common stock to the Hearst Group for $100 million prior to July 1, 1999. If completed, the Company would apply the proceeds of this equity issuance to the repayment of a portion of the outstanding balance under its credit facility. If this equity issuance is completed by July 1, 1999, the Company would be entitled to more favorable leverage covenants under the terms of the Company's Note Purchase Agreements, each dated as of December 1, 1998, by and among the Company, as issuer of the notes purchased thereunder and the purchasers of the notes named therein. This equity issuance, however, is not required by the terms of the notes and there can be no assurance that such issuance will occur.

  The Company has no plan or intention at this time to sell to the Hearst Group more than $100 million of the Company's stock, and Hearst has indicated to the Company that it is not currently authorized by its Board of Directors to purchase more than $100 million of the Company's common stock. Assuming, however, that the maximum number of shares authorized by the Equity Investment were issued as of the Record Date and that the fair market value of the maximum number of the shares sold was the closing price per share of the Series A Common Stock on the NYSE on that date, the aggregate purchase price would have been $[280] million. Any issuance of Common Stock to the Hearst Group would result in a decrease of the then existing Company shareholders' proportionate interests (on a fully diluted basis) in the Company.

  Purchases of the Company's Common Stock by the Hearst Group pursuant to the Equity Investment will occur from time to time as mutually agreed upon by the Company and the Hearst Group. No purchases pursuant to the Equity Investment, however, will occur after the fourth anniversary of the date of the 1999 Annual Meeting without further stockholder approval.

  The Company expects to add substantially all of the net proceeds from the Equity Investment to its funds to be used for general corporate purposes, which may include repayment of long-term and short-term debt, capital expenditures, working capital and the financing of acquisitions (which have not yet been identified). Funds not required immediately may be invested in short-term marketable securities.

  Hearst Broadcasting, which owned approximately [  ]% of the outstanding
voting power of the Common Stock and [    ]% of the outstanding voting power
of the Company's capital stock as of the Record Date, has notified the Company that it intends to vote in favor of the Equity Investment Proposal. Hearst Broadcasting has sufficient voting power to approve the Equity Investment Proposal, without the vote of any other stockholder, and if Hearst Broadcasting votes in favor of the Equity Investment Proposal as it has indicated, the Proposal would be approved.

  Your directors recommend a vote FOR the Equity Investment Proposal.

                                PROPOSAL THREE

                     EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

  At the 1999 Annual Meeting, the stockholders will be asked to consider and vote on a proposal to approve and adopt an Employee Stock Purchase Plan (the "Plan"). The Plan was approved by the Company's Board of Directors on February 20, 1998, subject to approval by the stockholders of the Company.

  The following is a summary of the terms and provisions of the Plan as of March 1, 1999, and of certain tax effects of participation in the Plan. The Plan generally may be amended from time to time, or terminated in its entirety, in the discretion of the Board of Directors. This summary is qualified in its entirety by reference to the full text of the Plan, as amended from time to time. A copy of the Plan is attached hereto as Appendix
A. To the extent that there is a conflict between this summary and the Plan, the terms of the Plan will govern.

Purpose

  The purpose of the Plan is to attract employees to the Company and its subsidiaries and to induce employees to remain with the Company and its subsidiaries, and to encourage them to increase their efforts to make the Company's business more successful by providing equity-based incentives to eligible employees of the Company and its subsidiaries. The Plan is intended to comply with the provisions of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

Shares Available Under the Plan

  The Plan became effective on March 1, 1999. Shares of the Company's Series A Common Stock delivered under the Plan ("Plan Stock") may be authorized but unissued shares of the Company or shares that were once issued and subsequently reacquired by the Company. Subject to adjustment upon a merger, reorganization, stock split or other similar corporate change, the Company reserved and made available for issuance and purchase under the Plan 5,000,000 shares of Plan Stock.

Eligibility

  In general, all employees of the Company or any of its subsidiaries who customarily work more than 20 hours per week and more than five months a year are eligible to participate in the Plan after working for the Company or a subsidiary for at least one full year. Employees who already own 5% or more of the Company's stock are not eligible to participate. Also, to the extent an employee is designated by the Compensation Committee as a highly compensated employee who is ineligible to participate, such employee shall not be eligible to participate in the Plan. Generally, an election to participate in the Plan must be made during the enrollment period, as may be established by the Compensation Committee, before the start of the year. Special rules may apply to employees whose hours increase to more than 20 hours per week, or whose customary employment with the Company increases to more than five months in a year, during a Plan year and who have previously satisfied all other eligibility criteria (with additional special rules to apply in the discretion of the Compensation Committee in the case of employees with two years of service with the Company at such time).

  Prior service with Pulitzer and Kelly Broadcasting Company (which were acquired by Hearst-Argyle) and their subsidiaries will generally be taken into account under the Plan as service for the Company. Special rules also may apply to employees of other companies newly affiliated with the Company.

  The following table states the maximum benefits under the Plan in amounts that would have been received for the last completed fiscal year had the Plan been in effect for the whole year.

                               NEW PLAN BENEFITS

                        Hearst-Argyle Television, Inc.
                         Employee Stock Purchase Plan

     Name and Position                        Dollar Value ($)(1) Shares (#) (2)
     -----------------                        ------------------- --------------
     Bob Marbut..............................          3,750             113
     John G. Conomikes.......................          3,750             113
     David J. Barrett........................          3,750             113
     Anthony J. Vinciquerra..................          3,750             113
     Dean H. Blythe..........................          3,750             113
     Harry T. Hawks..........................          3,750             113
     Executive Officers......................         30,000             909
     All Other Employees (3).................      1,394,507          42,258

--------
(1) Includes assumed benefits for a full year based upon base salary at December 31, 1998.
(2) Estimate of the shares that would have been purchased at 85% of market price at December 31, 1998 ($33.00 per share).
(3)  Other than Executive Officers of the Company.

Administration

  The Plan is administered by the Compensation Committee. The Compensation Committee may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. The Compensation Committee has authority to interpret the Plan, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law and shall take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or its administration or interpretation.

Purchases of Stock

  To enroll in the Plan, an employee must designate a percentage of his or her regular pay-from 1% to 10%, in 1% increments-to be withheld. All such payroll deductions are credited, as promptly as practicable, to a payroll account (the "Payroll Account") in the name of the participating employee (the "Participant"). Unless the Participant elects otherwise during the enrollment period for a Plan year, the Participant will be deemed to have elected to participate in such Plan year and to have authorized the same percentage payroll deduction for such Plan year as in effect for the Participant for the prior Plan year.

  Participants will be able to decrease their payroll deduction percentage at any time during the Plan year (but not more than four times) by filing the required form with the Company. Such decrease will become effective with the first pay period of the first calendar quarter to which it may be practically applied. Participants will be able to cancel their elections to participate in the Plan by signing and delivering written notice to the Compensation Committee, at the times established by the Compensation Committee. In such case, the entire balance in a Participant's Payroll Account would be repaid to him or her as promptly as practicable. An election to resume participation in the Plan and resulting payroll deductions can only go into effect on the first day of a subsequent Plan year and must be filed during the applicable enrollment period.

  As discussed above, the amount of payroll deductions for each month is credited to the applicable Participant's Payroll Account. On the Friday coincident with or immediately preceding the 15th day of the month, the balance that has accrued in a Payroll Account during the month will be used to buy Common Stock at a purchase price equal to 85% of the market value of the stock on such date. The Internal Revenue Code and the Plan impose certain limits on the amount of Common Stock that can be purchased with payroll deductions under the Plan. In general, there is a $25,000 limit on the value of Common Stock that can be purchased by any Participant under the Plan in any calendar year.

  The shares purchased with a Participant's payroll deductions will be credited to an individual securities account maintained by a brokerage firm that has been selected by the Company (the "Stock Account"). Each Participant will receive periodic account statements regarding his or her Stock Account. Unless the Participant elects otherwise, dividends paid on shares of Plan Stock credited to the applicable Stock Account will be reinvested in additional shares of Plan Stock for such Stock Account. The Compensation Committee may provide that transaction fees incurred with respect to dividend reinvestment will be paid by the Company.

  If a Participant's employment terminates for any reason, the balance in his or her Payroll Account that has not yet been invested will be refunded to the Participant (or, in the event of death, will be paid to his or her estate) as soon as practicable.

  Rights granted under the Plan are not transferable other than by will or the laws of descent and distribution and are exercisable during a Participant's lifetime only by the Participant.

Amendment and Termination of the Plan; Stockholder Approval

  The Board of Directors may at any time, or from time to time, amend the Plan in any respect; provided, however, that the Plan may not be amended in any way that would cause, if such amendment were not approved by the holders of the Company's capital stock, the Plan to fail to comply with (i) the requirements for employee stock purchase plans as defined in Section 423 of the Code or
(ii) any other requirement of applicable law or regulation. No amendment of the Plan shall alter or impair any rights outstanding at the time of such amendment to purchase shares of Plan Stock pursuant to any offer under the Plan.

  The Board may terminate the Plan any time at its discretion, provided that no termination of the Plan will alter or impair any rights outstanding at the time of such termination to purchase shares of Plan Stock pursuant to any offering of the right to purchase shares of Common Stock under the Plan.

  The Plan provides that if the stockholder approval presently being sought is not obtained, the Compensation Committee is authorized to take such action as it may deem appropriate in light of any failure of the Plan to satisfy Section 423 of the Code.

Federal Income Tax Consequences

  The Plan is intended to qualify for favorable income tax treatment under Sections 421 and 423 of the Code. Payroll deductions will be made on an after-tax basis. Thus, Participants will have to pay income tax on the dollars withheld from their paychecks under the Plan.

  No income will be recognized because payroll deductions are used to buy Plan Stock at a discount. The 15% discount will not be taken into account for income tax purposes until the stock is sold. The income tax consequences associated with a sale of Plan Stock depend upon when the sale occurs. The Plan has been designed with the intent that if the sale occurs more than two years after the date the stock is purchased, then a Participant will realize taxable gain or loss equal to the difference between the selling price and the amount paid for the stock. If the stock is sold at a gain, then the gain will be treated as ordinary income to the extent of the 15% discount received when the stock was purchased, and the balance of the gain, if any, will be treated as long-term capital gain. If the stock is sold at a loss, then no ordinary income is realized and the entire loss will be treated as a long-term capital loss.

  If the Plan Stock purchased under the Plan is sold within two years after the date it is purchased, then, regardless of whether the Participant has a profit or loss on the sale, it is expected that the 15% purchase price discount received when the stock was purchased will be taxable as ordinary income. The Company is entitled to a deduction for the amounts taxable to a Participant as ordinary income. The Participant will also recognize taxable capital gain or loss (which will be short-term or long-term, depending upon the holding period) on the sale equal to the difference between the selling price and the fair market value of the stock at the time it was purchased.

  Additional special tax rules may apply to those Participants who are subject to the rules set forth in Section 16 of the Securities Exchange Act of 1934, as amended.

  The foregoing tax discussion is a general description of certain expected federal income tax results under current law, and all affected individuals should consult their own advisors if they wish any further details or have special questions.

  Hearst Broadcasting, which owned approximately [  ]% of the outstanding
voting power of the Common Stock and [    ]% of the outstanding voting power
of the Company's capital stock as of the Record Date, has notified the Company that it intends to vote in favor of the Employee Stock Purchase Plan Proposal. Hearst Broadcasting has sufficient voting power to approve the Employee Stock Purchase Plan Proposal, without the vote of any other stockholder, and if Hearst Broadcasting votes in favor of the Employee Stock Purchase Plan Proposal as it has indicated, the Proposal would be approved.

  Your directors recommend a vote FOR the Employee Stock Purchase Plan
Proposal.

                       EXECUTIVE OFFICERS OF THE COMPANY

  The executive officers of the Company are as follows:

   Name                               Age                Position
   ----                               ---                --------
   Bob Marbut*......................   63 Chairman of the Board of Directors,
                                          Co-Chief
                                          Executive Officer
   John G. Conomikes*...............   66 President, Co-Chief Executive Officer
   David J. Barrett*................   50 Executive Vice President, Chief
                                          Operating Officer
   Anthony J. Vinciquerra...........   44 Executive Vice President
   Dean H. Blythe...................   40 Senior Vice President--Corporate
                                          Development,
                                          Secretary and General Counsel
   Harry T. Hawks...................   45 Senior Vice President and Chief
                                          Financial Officer
   Ibra Morales.....................   53 Senior Vice President--Sales
   Philip Stolz.....................   51 Senior Vice President

--------
* Member of the Board of Directors. See "Directors Continuing in Office" for additional information.

  Anthony J. Vinciquerra has served as Executive Vice President since joining the Company in August 1997. Mr. Vinciquerra joined Hearst as Group Executive of Hearst's broadcast group in June 1997. Prior to his appointment at Hearst, Mr. Vinciquerra served as Executive Vice President of the television station group of CBS from November 1995 to June 1997. From January 1993 to November 1995, he served as Vice President and General Manager of KYW-TV in Philadelphia, Pennsylvania.

  Dean H. Blythe has served as Senior Vice President-Corporate Development, Secretary and General Counsel of the Company since the consummation of the Hearst Transaction, prior to which he had been Vice President-Corporate Development, Secretary and General Counsel of the Company since October 1994. Prior to October 1994, Mr. Blythe was with A.H. Belo Corporation, where he served in various capacities.

  Harry T. Hawks has served as Senior Vice President and Chief Financial Officer of the Company since the consummation of the Hearst Transaction, prior to which he had been Chief Financial Officer and Assistant Secretary and Treasurer of the Company since August 1994. Mr. Hawks served as Vice President-Finance of Argyle I from March 1993 until June 1993 and from June 1993 to April 1995 he served as its Chief Financial Officer. Prior to joining the Company, Mr. Hawks co-founded Cumberland Capital Corporation, a merchant banking firm, where he served as its President and as a director from 1989 until 1992.

  Ibra Morales has served as Senior Vice President-Sales since the consummation of the Hearst Transaction. He served as Executive Vice President, Chief Revenue Officer and a Director of the Company from August 1994 until August 1997. From March 1993 to April 1995, Mr. Morales served as Chairman of the Board of Directors and President of Argyle I. From 1978 until March 1993, Mr. Morales was with Katz Communications, Inc., a national television advertising sales representative firm, where he served as Vice President-National Sales Manager/General Sales Manager from 1987 until 1993.

  Philip Stolz has served as Senior Vice President of the Company since December 1, 1998. Prior to his appointment as Senior Vice President, Mr. Stolz served as President and General Manager of WBAL-TV, the Company's television station in Baltimore, Maryland. Mr. Stolz joined WBAL-TV in 1991 as Vice President and General Manager.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

  The following table sets forth certain information for the fiscal years ended December 31, 1998, 1997 and 1996 of the Chief Executive Officers and the other four most highly compensated executive officers of the Company who were executive officers as of December 31, 1998:

                          Summary Compensation Table

                                                               Long-Term
                                                              Compensation
                                                              ------------
                                     Annual Compensation         Awards
                                 ---------------------------- ------------
                                                               Securities
                                                 Other Annual  Underlying   All Other
   Name and Principal     Fiscal  Salary  Bonus  Compensation   Options    Compensation
        Position           Year  ($     )($     )  ($) (1)         (#)       ($) (2)
------------------------  ------ ------- ------- ------------ ------------ ------------
Bob Marbut..............   1998  650,000 182,000    49,843          --        4,800
 Chairman of the Board
  of Directors,            1997  383,333 225,000    49,967      300,000       3,250
 Co-Chief Executive
  Officer                  1996  200,000 200,000    45,756        6,631       2,375
John G. Conomikes.......   1998  650,000 182,000    49,843          --        4,800
 President and Co-Chief
  Executive                1997  216,667  34,667     6,750          --        1,583
 Officer and Director
  (3) (4)                  1996      --      --        --           --          --
David J. Barrett........   1998  550,000 154,011    26,801          --        4,800
 Executive Vice
  President,               1997  173,333  50,661    11,887      230,000       1,583
 Chief Operating Officer
  and                      1996      --      --        --           --          --
 Director (3)
Anthony J. Vinciquerra..   1998  450,000 124,394    60,343          --        4,800
 Executive Vice
  President                1997  150,000 100,000     4,733      150,000         --
                           1996      --      --        --           --          --
Dean H. Blythe..........   1998  260,000  73,739    16,000          --        4,800
 Senior Vice President--   1997  190,000  50,850   174,826      100,000       3,250
 Corporate Development,    1996  150,000  50,000     6,000          --        2,112
 Secretary and General
  Counsel
Harry T. Hawks..........   1998  260,000  73,739    20,813          --        4,800
 Senior Vice President,    1997  183,333  65,376   247,298      100,000       3,250
 Chief Financial Officer   1996  135,000  16,380    10,672        6,671        2025

--------
(1) Amounts in this column consist of the following: (i) dollar values of perquisites consisting of premiums for life insurance reimbursed to the following individuals, automobile allowances, tax preparation expense reimbursements, club membership reimbursements and moving expense reimbursements, and (ii) payments for tax gross-ups.

                                                           Perquisites
                               --------------------------------------------------------------------
                                 Life                  Tax         Club         Moving       Tax
                               Insurance   Auto    Preparation  Membership      Expense    Gross-Up
                               Premiums  Allowance    Fees     Reimbursement Reimbursement Payment
                                  ($)       ($)        ($)          ($)           ($)         ($)
                               --------- --------- ----------- ------------- ------------- --------
Bob Marbut..............  1998  23,235    12,000      9,000        5,608            --         --
                          1997  20,367    10,400      6,750          --           6,368      6,082
                          1996  27,156     9,600      9,000          --             --         --
John G. Conomikes*......  1998     --        --         --           --             --         --
                          1997   6,750       --         --           --             --         --
                          1996     --        --         --           --             --         --
David J. Barrett........  1998   3,080    12,000        --        11,521            --         --
                          1997   1,527     4,496        --           --             --         --
                          1996     --        --         --           --             --         --
Anthony J. Vinciquerra..  1998   2,200    12,000        --         5,412         30,444     10,287
                          1997     733     4,000        --           --             --         --
                          1996     --        --         --           --             --         --
Dean H. Blythe..........  1998   2,200    10,800      3,000          --             --         --
                          1997     --      7,600        --           --          85,536     81,690
                          1996     --      6,000        --           --             --         --
Harry T. Hawks..........  1998   2,200    10,800      3,000        4,813            --         --
                          1997   1,254     7,600      2,250          --         120,813    115,381
                          1996   1,672     6,000      3,000          --             --         --

--------

* Under the terms of the Service Agreement, the Company reimburses Hearst for the services of Mr. Conomikes in an amount equal to Mr. Marbut's compensation. The amount shown for Mr. Conomikes in the Summary Compensation Table under the "Other Annual Compensation" column equals Mr. Marbut's total for this column. For 1997, the life insurance premiums paid on behalf of Mr. Conomikes for 1997 represent the Company's pro rata portion of such premiums for the period covering August 29, 1997 (the date he became an officer of the Company) through December 31, 1997.
(2) Amounts in this column represent the amounts contributed by the Company on behalf of the named individuals to the Company's 401(k) Savings Plan (a non-discriminatory retirement plan established pursuant to Section 401(k) of the Internal Revenue Code).
(3) Reflects compensation paid by the Company to Mr. Barrett and to Mr. Vinciquerra, and to Hearst for the services of Mr. Conomikes, for 1997.
(4) Mr. Conomikes is not an employee of the Company. Hearst provides Mr. Conomikes' services to the Company pursuant to the Services Agreement described under "Certain Relationships and Related Transactions" and the Company reimburses Hearst for such services in an amount equal to the total compensation paid to Mr. Marbut. Mr. Conomikes also receives compensation from Hearst for services provided to Hearst.

Pension Plan

  The table below sets forth information with respect to the Company's Pension Plan, which was established upon the consummation of the Hearst Transaction on August 29, 1997. The Pension Plan covers all of the named executive officers, except for Mr. Conomikes, who is covered by The Hearst Corporation Pension Plan. The Company's Pension Plan is designed to provide a benefit of 1% for each year of credited service (which excludes the first year of employment) multiplied by the average annual salary (as defined in the Company's Pension
Plan) for the participant's five highest consecutive full calendar years, and has a 40 year maximum. As a tax-qualified pension plan, the highest amount of compensation that may be considered under federal law with respect to determining pension benefits is currently $160,000, as adjusted for the cost of living each year, except that any increase that is not a multiple of $10,000 is rounded to the next lowest multiple of $10,000.

                                                  Years of Service
                                     -------------------------------------------
             Remuneration              15     20     25     30     35      40
             ------------            ------ ------ ------ ------ ------- -------
   100,000.......................... 22,500 30,000 37,500 45,000  52,500  60,000
   110,000.......................... 24,750 33,000 41,250 49,500  57,750  66,000
   120,000.......................... 27,000 36,000 45,000 54,000  63,000  72,000
   130,000.......................... 29,250 39,000 48,750 58,500  68,250  78,000
   140,000.......................... 31,500 42,000 52,500 63,000  73,500  84,000
   150,000.......................... 33,750 45,000 56,250 67,500  78,750  90,000
   160,000.......................... 36,000 48,000 60,000 72,000  84,000  96,000
   170,000.......................... 38,250 51,000 63,750 76,500  89,250 102,000
   180,000.......................... 40,500 54,000 67,500 81,000  94,500 108,500
   190,000.......................... 42,750 57,000 71,250 85,500  99,750 114,000
   200,000.......................... 45,000 60,000 75,000 90,000 105,000 120,000

  Messrs. Marbut, Blythe, Hawks and Vinciquerra became participants in the Company's Pension Plan effective as of January 1, 1998 and have one year of credited service thereunder. Mr. Barrett became a participant in the Company's Pension Plan effective August 29, 1997 and has 14 years of credited service thereunder. The Company's Pension Plan covers salary and bonus, and benefits under the plan are computed on the basis of straight-line annuity amounts. The benefits described above are not subject to any deduction for Social Security or other offset amounts.

Option Grants and Exercises

  There were no stock options granted to the Co-Chief Executive Officers and the other four most highly compensated executive officers by the Company during the fiscal year ended December 31, 1998. The following table sets forth information concerning the value as of December 31, 1998 of unexercised options held by each of the executive officers named in the Summary Compensation Table.

                        Aggregated Option Exercises In
              Last Fiscal Year And Fiscal Year-End Option Values

                                                     Number of        Value of
                                                     Securities      Unexercised
                                                     Underlying     In-The Money
                                                     Options at      Options at
                                           Value     FY-End(#)      FY-End ($)(1)
                          Shares Acquired Realized  Exercisable/    Exercisable/
          Name            On Exercise (#)   ($)    Unexercisable    Unexercisable
          ----            --------------- -------- -------------- -----------------
Bob Marbut..............              --       --  50,000/100,000 $325,000/$650,000
John G. Conomikes.......              --       --             --                --
David J. Barrett........              --       --  76,667/153,333 $498,336/$996,665
Anthony J. Vinciquerra..              --       --  50,000/100,000 $325,000/$650,000
Dean H. Blythe..........              --       --   43,334/66,666 $446,671/$433,329
Harry T. Hawks..........              --       --   33,334/66,666 $216,671/$433,329

--------
(1) Values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. The fair market value is based on the closing price of $33.00 per share of shares of the Series A Common Stock on the NYSE on December 31, 1998, the last trading day of the fiscal year.

Employment Agreements

  As of August 12, 1997, the Company entered into an Employment Agreement with Bob Marbut, the Company's Chairman of the Board and Co-Chief Executive Officer, for a term commencing upon the consummation of the Hearst Transaction and ending on December 31, 2000. Pursuant to the Employment Agreement, Mr. Marbut is entitled to an initial base salary of $650,000 (subject to review for an increase by the Company beginning in calendar year 1999; Mr. Marbut's salary for 1999 was set by the Compensation Committee at $715,000) and a bonus in an amount and on the basis of criteria to be established by the Compensation Committee. The bonus is subject to a maximum equal to 75% of the base salary for that year, with a "target" bonus equal to 40% of the base salary, subject to the Compensation Committee's discretion to increase such percentages (the maximum and target bonuses for 1999 were set by Compensation Committee at 90% and 50%, respectively). Mr. Marbut's employment terminates upon his death and may be terminated by the Company upon his "disability" or for "cause" or "without cause" (in each case, as defined in the Employment Agreement). Mr. Marbut may terminate his employment voluntarily with "good reason," or "without good reason" (in each case, as defined in the Employment Agreement). In the event of a termination by the Company "without cause" or by Mr. Marbut with "good reason," Mr. Marbut is entitled to receive a lump sum payment equal to his base salary and target bonus for the longer of the then-remaining term of the Employment Agreement or one year.

  The Employment Agreement also provides for certain perquisites and the award of options to purchase 300,000 shares of the Company's Series A Common Stock, subject to certain vesting requirements, except that if Mr. Marbut's employment is terminated "without cause" on or after September 1, 1998, options to acquire 16 2/3% of such shares become exercisable upon such termination or if Mr. Marbut's employment is terminated "without cause" on or after September 1, 1999, options to acquire 33 1/3% of such shares become exercisable upon such termination.

  The Employment Agreement contains a covenant by Mr. Marbut against solicitation of the Company's employees, independent contractors, customers, agencies or advertisers for two years following termination of his employment for any reason and, in the case of termination by the Company for "cause" or by Mr. Marbut without "good reason," a covenant by Mr. Marbut against directly competing with the Company for a period equal to the lesser of two years and the remainder of the term of the Employment Agreement.

  As of January 1, 1999, the Company entered into employment agreements with each of Messrs. Barrett, Vinciquerra, Blythe and Hawks for a term commencing on the consummation of the Hearst Transaction and ending on December 31, 2000 (except for Mr. Barrett, whose agreement ends on December 31, 2001). Mr. Conomikes is not an employee of the Company. Hearst provides the services of Mr. Conomikes to the Company pursuant to the Services Agreement described under "Certain Relationships and Related Transactions." Pursuant to the employment agreements, each of these executive officers is entitled to a base salary plus a bonus. The annual base salary and target bonus as a percentage of annual salary for each of such executive officers is as follows: Mr. Barrett--$600,000, 50%; Mr. Vinciquerra--$500,000, 40%; Mr. Blythe--1999:
$300,000, 2000: $315,000, 40%; and Mr. Hawks--1999: $300,000, 2000: $315,000,
40%.

  The employment agreements terminate upon the death of the executive officer and may be terminated by the Company upon the "disability" of the executive officer or for "cause" (in each case, as defined in the employment agreements). The employment agreements also provide that if employment is terminated by the executive officer with "good reason" or by the Company "without cause" (in each case, as defined in the employment agreements), then the executive officer will be entitled to a lump sum payment equal to the sum of his base salary plus target bonus for the longer of the then-remaining term of the Employment Agreement or one year.

  In July 1996, the Company entered into a Change of Control Agreement with Mr. Blythe, which provides that if Mr. Blythe's employment is terminated or adversely impacted in certain other ways following a change of control of the Company, then Mr. Blythe will be entitled to a payment in an amount equal to two times the sum of his then base salary and target bonus. The consummation of the Hearst Transaction would be deemed a change of control for purposes of Mr. Blythe's Change of Control Agreement.

401(k) Savings Plan

  Effective as of August 29, 1997, the Company adopted the Hearst-Argyle Television, Inc. Savings Plan (the "Savings Plan"), a retirement plan qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended, which covers employees of the Company and its subsidiaries who have attained the age of 21. Employees transferred from Hearst in connection with the Hearst Transaction were covered as of August 29, 1997; the remaining employees of the Company were covered as of January 1, 1998. Subject to statutory limitations, an employee may contribute 1% to 8% of his annual compensation on a pre-tax basis, and 1% to 8% on an after tax basis. The employer will match 50% of each participating employee's contributions up to 6% of such employee's base salary, on either a pre-tax or after tax basis. Contributions are allocated to each employee's individual account, which is intended to be invested in separate investment funds according to the direction of the employee. Mr. Marbut and the four other most highly compensated executive officers of the Company participate in the Savings Plan. Mr. Conomikes continues to participate in Hearst's Savings Plan.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Chase. The Chase Manhattan Bank ("Chase") is the lead agent bank under the $1 billion credit facility that the Company entered into upon consummation of the Hearst Transaction. The Credit Facility matures on December 31, 2004 and borrowings thereunder bear interest at an applicable margin that varies based on the Company's ratio of total debt to operating cash flow. Frank A. Bennack, Jr., a director of the Company, is also a director of Chase and The Chase Manhattan Corporation.

  Hearst. Upon consummation of the Hearst Transaction, the Company entered into a series of agreements with Hearst, which holds through a subsidiary 100%
of the outstanding shares of the Company's Series B Common Stock and [      ]%
of the Company's Series A Common Stock, constituting approximately [ ]% of the Company's total outstanding common stock.

  Management Agreement. Hearst and the Company are parties to a Management Services Agreement pursuant to which the Company provides certain management services (i.e., sales, news, programming, legal, financial, accounting, engineering and promotion services) with respect to WWWB-TV (Hearst's owned television station in Tampa, Florida), WBAL-AM and WIYY-FM (Hearst's owned AM/FM radio stations in Baltimore, Maryland,), and WPBF-TV (Hearst's owned television station in West Palm Beach, Florida). In addition, the Company provides certain management services to Hearst in order to allow Hearst to fulfill its obligations under the Program Services and Time Brokerage Agreement between Hearst and the permittee of KCWE-TV (a Kansas City, Missouri, television station). Hearst has the right, but not the obligation, to add to such managed stations any additional broadcast stations that it may acquire (or for which it enters into a time brokerage agreement) during the term of the Management Services Agreement.

  The annual management fee for the services provided to these stations is an amount equal to the greater of (i) (x) $50,000 for Hearst's radio stations (counted as a single property) and $50,000 for KCWE-TV, or (y) for all others (including WWWB-TV and WPBF-TV), $100,000 per station, and (ii) a specified percentage of the positive broadcast cash flow from each such property (ranging from 20% for the first year to 50% for the fourth year and thereafter). Hearst also reimburses the Company for the Company's direct operating costs and expenses incurred with unrelated third parties and amounts paid on behalf of a managed station under the Services Agreement described below. Corporate overhead is not reimbursed except to the extent it had historically been treated as an operating expense by Hearst in calculating broadcast cash flow for a station. The term of the Management Agreement commenced at the consummation of the Hearst Transaction and will continue for each station, respectively, until the earlier of (i) Hearst's divestiture of the station to a third party; (ii) if applicable, the exercise of the option granted to the Company to acquire certain of the stations pursuant to the Option Agreement described below; or, (iii) five years after the consummation of the Hearst Transaction; provided, however, that Hearst will have the right to terminate the Management Services Agreement as to a particular station covered by an option or right of first refusal under the Option Agreement at any time upon 90 days' prior written notice if the option period or right of first refusal period, as applicable, has expired without having been exercised. The Management Services Agreement will also terminate if Hearst ceases to own a majority of the Company's voting common stock or to have the right to elect a majority of the Company's directors. In 1998, Hearst paid the Company an aggregate amount of $3,272,752 pursuant to the Management Agreement.

  Television Station Option Agreement. Hearst and the Company are parties to an Option Agreement pursuant to which Hearst has granted to the Company an option to acquire WWWB-TV, and Hearst's interests (which interests include an option to acquire the station) with respect to KCWE-TV (together with WWWB-TV, the "Option Properties"), as well as a right of first refusal for a period of 36 months following the consummation of the Hearst Transaction with respect to WPBF-TV (if such station is proposed by Hearst to be sold to a third party). The option period for each Option Property, which began on March 1, 1999, is from 18 to 36 months following the consummation of the Hearst Transaction, and the purchase price will be the fair market value of such station based upon agreement between the parties or, if either party so elects, an independent third-party appraisal, subject to certain specified parameters. If Hearst elects to sell an Option Property prior to the commencement of, or during, the option, the Company will have a right of first refusal to acquire such Option

Property. Hearst may elect to receive the stock of the Company in payment for the exercise of the option or right of first refusal. The exercise of the option and the right of first refusal will be by action of the independent directors of the Company, and any option exercise may be withdrawn by the Company after receipt of the appraisal described above.

  Radio Facilities Lease. Hearst and the Company are parties to a Studio Lease Agreement pursuant to which Hearst leases from the Company premises for WBAL-AM and WIYY-FM, Hearst's Baltimore, Maryland, radio stations. The term of the lease commenced at the consummation of the Hearst Transaction and will continue as to the space occupied by each radio station, respectively, until the earlier of (i) Hearst's divestiture of the radio station to a third party, in which case either party (i.e., the Company or the buyer of the station) will be entitled to terminate the lease with respect to that station upon certain prior written notice or (ii) 36 months following consummation of the Hearst Transaction. Hearst paid the Company in 1998 pursuant to the Radio Facilities Lease an aggregate amount of $662,627.

  Services Agreement. Hearst and the Company are parties to a Services Agreement pursuant to which Hearst provides the Company with certain administrative services, including accounting, financial, tax, legal, insurance, data processing and employee benefits. The fees for such services are based on fixed and variable transaction amounts negotiated between Hearst and the Company, subject to adjustment beginning in 1999, to reflect changes in costs or other assumptions used to establish such fees, or at any time, to reflect the acquisition or disposition of television or radio stations. The Company also reimburses Hearst under the Services Agreement for the services of Mr. Conomikes, who remains an employee of Hearst, in an amount equal to the base salary and bonus for Mr. Marbut contained in Mr. Marbut's Employment Agreement (which amount is charged to the Company by Hearst pursuant to the Services Agreement). The initial term of the Services Agreement expired on December 31, 1998 but was renewed for one year, pursuant to the provision of the Services' Agreement that allows for one year renewals unless terminated on six months' notice. Although the Company believes that such terms are reasonable, there can be no assurance that more favorable terms would not be available from unaffiliated third parties. The Company paid $2,144,160 to Hearst pursuant to the Services Agreement in 1998.

  Pulitzer Parties. Upon consummation of the Pulitzer Merger, the Pulitzer Parties, together with the former executive officers, directors and other
affiliates of Pulitzer, owned as a group approximately [        ]% of the
outstanding shares of the Company's Common Stock. The Pulitzer Parties, the Company and Hearst Broadcasting entered into the Board Representation Agreement pursuant to which the Pulitzer Parties have been granted the right, subject to certain conditions and restrictions, to cause the Company to nominate for election to the Company's Board, and Hearst Broadcasting to vote in favor of the election of, two individuals designed by the Pulitzer Parties. Pursuant to the terms and conditions of the Board Representation Agreement and the Pulitzer Merger, Michael E. Pulitzer and Ken J. Elkins became such directors on the Company's Board at the time of the Pulitzer Merger.

               BOARD OF DIRECTORS COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

  Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, including previous filings that might incorporate future filings, including this Proxy Statement, in whole or in part, this report and the Performance Graph following it shall not be incorporated by reference into any such filings.

The Compensation Committee

  The Compensation Committee is composed entirely of directors who are not officers or employees of the Company. Under the Charter of the Compensation Committee adopted by the Board of Directors, the Compensation Committee reviews and approves executive compensation packages for the Co-Chief Executive Officer, all other executive officers of the Company and the general managers of the television stations owned by the Company (collectively, "Management"). Additionally, the Charter provides that the Compensation Committee shall make recommendations to the Board of Directors with respect to the establishment, modification and administration of incentive and benefit programs.

Compensation Philosophy

  The goal of the Company's compensation arrangements is to attract, retain, motivate and reward personnel critical to the long-term success of the Company. As described below, the various components of the Company's compensation arrangements for Management are tied to the performance of the Company, which in turn unites the interests of Management with the interests of the Company's stockholders.

Components of Compensation

  The components of executive compensation in 1998 were (i) a base salary and
(ii) a bonus opportunity.

Base Salary

  The salaries of the executive officers of the Company were established in employment agreements entered into effective August 12, 1997 (the "1997 Agreements"). The 1997 Agreements provided for base salary levels for the remainder of 1997 and for 1998.

  In establishing the base salary levels, the Compensation Committee reviewed the salary levels for similar positions in broadcasting and media companies, and other companies comparable to the Company in terms of revenues and cash flow. No specific formula was established targeting compensation at any particular level, but rather the salary levels were determined by a subjective evaluation of the position and the individual's performance and accomplishments. Additionally, the other components of compensation (bonus and previous stock option grants) were taken into account in setting the salary levels.

Bonus Opportunity

  Bonus opportunities (at "target" and "maximum") for the executive officers of the Company were established in the 1997 Agreements. These bonus levels were established based on the factors described for setting the salary levels. The 1998 bonuses (paid in 1999) for executive officers were determined based on (i) the financial performance of the Company in 1998 and (ii) a subjective evaluation of the individual's performance and accomplishments for the calendar year 1998.

CEO Compensation

  The compensation for Mr. Marbut, the Co-Chief Executive Officer of the Company, is established in his 1997 Agreement with the Company. The Compensation Committee established the levels of the various components of compensation under this agreement (base salary, annual bonus and stock options) in the manner described under "--Components of Compensation" above, which was the same manner used for establishing levels of compensation for all officers with 1997 Agreements.

  Under the terms of a Services Agreement, the Company reimburses Hearst for the services of Mr. Conomikes, the Co-Chief Executive Officer of the Company, who remains an employee of Hearst. The amount of such reimbursement in 1998 equaled $1,054,058, and was tied to the amount of Mr. Marbut's total compensation.

$1 Million Limit on Deductibility of Executive Compensation

  Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table in the proxy statement to $1 million, unless certain requirements are met. No executive received compensation subject to the
Section 162(m) limitation in excess of this level in 1998.

  The Option Plan establishes a limit on the maximum number of shares of Company Common Stock for which options may be granted to any one individual in any calendar year. This provision was approved by the Company's stockholders, and the Option Plan is structured with the intent that compensation attributable to options granted thereunder is not subject to the Section 162(m) limitation on deductibility. At the present time, in light of current compensation levels, other compensation programs of the Company have not been structured to qualify for an exception from the Section 162(m) limitation; and it is possible that a limited amount of compensation could be nondeductible thereunder.

  Submitted by the Compensation Committee:

    Caroline L. Williams, Chair
    Frank A. Bennack, Jr.
    David Pulver

                               PERFORMANCE GRAPH

  The following graph compares the annual cumulative total shareholder return on an investment of $100 in the Series A Common Stock on October 23, 1995, the date that the Series A Common Stock began trading following the Company's initial public equity offering, based on the market price of the Series A Common Stock and assuming reinvestment of dividends, with the cumulative total return of a similar investment in companies on the Standard & Poor's 500 Stock Index and in a group of peer companies selected by the Company on a line-of-business basis and weighted for market capitalization. Peer companies included are Granite Broadcasting Corp., Sinclair Broadcast Group, Inc. and Young Broadcasting, Inc. Previously, the Company had included Renaissance Communications Corporation ("Renaissance") and Lin Television Corporation ("Lin") as members of the peer group. Renaissance was acquired by another company in 1997, and Lin was acquired by another company in 1998, and neither Renaissance nor Lin any longer has any outstanding publicly traded securities. Both Lin and Renaissance, therefore, have each been removed from the peer group.

                            CUMULATIVE TOTAL RETURN
        Based on initial investment of $100 beginning October 24, 1995 with dividends reinvested

  THE NARRATIVE AND/OR TABULAR INFORMATION BELOW IS A FAIR AND ACCURATE DESCRIPTION OF GRAPHIC OR IMAGE MATERIAL OMITTED FOR THE PURPOSE OF EDGAR FILING.

                             24-Oct-95 31-Dec-95 31-Dec-96 31-Dec-97 31-Dec-98
                             --------- --------- --------- --------- ---------
Hearst Argyle Television....  $100.00   $102.94   $144.12   $175.00   $194.12
S&P 500.....................  $100.00   $105.53   $129.76   $173.05   $222.51
Custom Composite Index (3
 Stocks)....................  $100.00   $ 88.82   $103.39   $147.69   $137.69

  The 3-Stock Custom Composite Index consists of Granite Broadcasting Corporation, Sinclair Broadcast Group, Inc. and Young Broadcasting Inc.

                            PRINCIPAL STOCKHOLDERS

  As of the Record Date, the Company had issued and outstanding and entitled
to vote at the Annual Meeting, [        ] shares of Series A Common Stock,
41,298,648 shares of Series B Common Stock, 10,938 shares of Series A Preferred Stock and 10,938 shares of Series B Preferred Stock.

  The following table sets forth information as of the Record Date regarding the beneficial ownership of the Company's Series A Common Stock and the Series B Common Stock by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director and nominee for director and each executive officer of the Company named in the Summary Compensation Table; and, (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock. The number of shares set forth below includes those shares issuable pursuant to options that are exercisable within 60 days of April 2, 1999.

                               Series A Common Stock  Series B Common Stock
                                    Beneficial         Beneficial Ownership
                                   Ownership (2)               (2)
                               ---------------------- -------------------------
                                           Percent of                Percent of
Name and Address (1)             Number     Series (%)  Number       Series (%)
--------------------           ----------  ---------- ----------     ----------
Bob Marbut (3) (4)............  1,005,461      2.1%          --         --
John Conomikes................      5,000        *           --         --
David J. Barrett (5)..........     77,667        *           --         --
Anthony J. Vinciquerra(6).....     61,403        *
Dean H. Blythe (7)............     45,730        *           --         --
Harry T. Hawks (3) (8)........    137,983        *           --         --
Ibra Morales (3) (8)..........    236,634        *           --         --
Philip Stolz (9)..............     26,667        *
Frank A. Bennack, Jr..........     20,000        *           --         --
Ken J. Elkins.................     29,567        *
Victor F. Ganzi...............     20,000        *           --         --
George R. Hearst, Jr..........      5,000        *           --         --
William R. Hearst III.........     10,000        *           --         --
Gilbert C. Maurer.............     10,000        *           --         --
Michael E. Pulitzer (10)......  6,127,122     12.8%
David Pulver (3) (11).........     81,656        *           --         --
Virginia H. Randt.............        --       --            --         --
Caroline L. Williams (11).....     32,646        *           --         --
All Company directors and
 executive officers
 as a group (18 persons)
 (12).........................  7,905,869     16.4%          --         --
Hearst Broadcasting, Inc.
 (13)......................... [4,906,725]    [  ]%   41,298,648(14)    100%
David E. Moore (10)...........  6,440,042     13.5%          --         --
Emily Rauh Pulitzer (10)...... 11,120,820     23.2%          --         --

--------
* Represents beneficial ownership of less than 1% of the issued and outstanding shares of Series A Common Stock.
 (1) Unless otherwise indicated, the address of each person or entity named in the table is c/o Hearst-Argyle Television, Inc., 888 Seventh Avenue, New York, New York 10106.
 (2) Number and percent of outstanding Series A Common Stock does not include any shares of Series A Common Stock issuable upon the conversion of the Series B Common Stock, Series A Preferred Stock or Series B Preferred Stock into Series A Common Stock.
 (3) Indicates that such person is a party to a Registration Rights Agreement with the Company dated as of August 29, 1997.

 (4) Includes 50,000 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.
 (5) Includes 76,667 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.
 (6) Includes 50,000 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.
 (7) Includes 43,334 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.
 (8) Includes 33,334 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.
 (9) Includes 26,667 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.
(10) Indicates that such person is a party to a Registration Rights Agreement with the Company dated May 25, 1998.
(11) Includes 15,000 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.
(12) Includes 316,669 shares of Series A Common Stock issuable pursuant to presently exercisable stock options.
(13) The Hearst Family Trust is the sole common stockholder of Hearst, which in turn is the sole stockholder of Hearst Broadcasting. The address of The Hearst Family Trust is 888 Seventh Avenue, New York, New York 10106. The address of Hearst is 959 Eighth Avenue, New York, New York 10019.
(14) Indicates the number of shares of Series B Common Stock held by Hearst Broadcasting. The shares of series B Common Stock are convertible at any time at the option of the holder on a share-for-share basis into shares of Series A Common Stock.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The Securities and Exchange Commission (the "SEC") requires that each registrant's executive officers and directors, and beneficial owners of more than 10% of any class of equity security registered pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to make certain filings under Section 16(a) of the Exchange Act. Based solely on a review of copies of such reports of ownership furnished to the Company, the Company believes that during the past fiscal year all of its officers, directors and greater than 10% beneficial holders complied with all applicable filing requirements, except that Mr. Stolz's Initial Statement of Beneficial Ownership of Securities on Form 3 required after his appointment as Senior Vice President on December 1, 1998, was filed on January 10, 1999.

                          ANNUAL REPORT ON FORM 10-K

  Upon written request of any beneficial shareholder or shareholder of record, a copy of the Company's Annual Report On Form 10-K for the fiscal year ended December 31, 1998 (including the exhibits, financial statements and the schedules thereto) required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, may be obtained, without charge, from Dean H. Blythe, Secretary, 888 Seventh Avenue, New York, New York 10106.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals to be presented at the 2000 Annual Meeting of Stockholders, for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting, must be received by the Company at its offices in New York, New York, addressed to the Secretary of the Company, not later than December 16, 1999. Such proposals must comply with the Bylaws of the Company and the requirements of the Regulation 14A of the Act.

                             INDEPENDENT AUDITORS

  For the year ended December 31, 1996, the Company's independent auditors were Ernst & Young LLP. On October 14, 1997, the Company terminated its relationships with Ernst & Young LLP. On October 15, 1997 the Company engaged Deloitte & Touche as its new independent auditors. The Company's termination of its relationship with Ernst & Young and the appointment of Deloitte & Touche was approved by the Company's Board of Directors upon the recommendation of the Audit Committee of the Board of Directors.

  Ernst & Young's reports on the Company's financial statements during the two most recent fiscal years preceding the date of its termination as the Company's independent auditors did not contain an adverse opinion, disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

  During the two most recent fiscal years preceding the date of Ernst & Young's termination, there were no reportable events as contemplated by Item 304 of Regulation S-K and no disagreements between the Company and Ernst & Young on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young would have caused it to make reference to the subject matter of the disagreement in its report.

  Ernst & Young has provided a letter addressed to the Commission stating that it agrees with the above statements. Representatives of Deloitte & Touche will be present at the 1999 Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

                                 OTHER MATTERS

  At the date of this Proxy Statement, management was not aware that any matters not referred to in this Proxy Statement would be presented for action at the meeting. If any other matters should come before the meeting, the persons named in the accompanying form of Proxy will have discretionary authority to vote all Proxies in accordance with their best judgment, unless otherwise restricted by law.

                                          By Order of the Board of Directors,

                                          Dean H. Blythe,
                                          Secretary

Dated: April 16, 1999

                        HEARST-ARGYLE TELEVISION, INC.
                       1998 EMPLOYEE STOCK PURCHASE PLAN

  The Company wishes to attract employees to the Company and its Subsidiaries and to induce employees to remain with the Company and its Subsidiaries, and to encourage them to increase their efforts to make the Company's business more successful, whether directly or through its Subsidiaries. In furtherance thereof, the Plan is designed to provide equity-based incentives to the eligible employees of the Company and its Subsidiaries. The Plan is intended to comply with the provisions of Section 423 of the Code and shall be administered, interpreted and construed accordingly.

1. Definitions.

  When used herein, the following terms shall have the respective meanings set forth below:

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Committee" means the committee appointed by the Board of Directors of the Company under Section 3 hereof.

  "Common Stock" means the Series A Common Stock, par value $0.01 per share, of the Company.

  "Company" means Hearst-Argyle Television, Inc., a Delaware corporation.

  "Effective Date" means March 1, 1999.

  "Eligible Compensation" for any pay period means, unless otherwise determined by the Committee, the gross amount of base salary, incentive compensation, overtime, bonuses, commissions and other regular payments, with respect to which net amounts are actually paid in cash in such pay period. Eligible Compensation does not include, without limitation, any payments for reimbursement of expenses, deferred compensation or other non-cash or non-regular payments, unless otherwise determined by the Committee.

  "Eligible Employee" means employees eligible to participate in the Plan pursuant to the provisions of Section 4.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Fair Market Value" per Share as of a particular date means (i) if Shares are then listed on a national stock exchange, the closing sales price per Share on the exchange for the last preceding date on which there was a sale of Shares on such exchange, as determined by the Committee, (ii) if Shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the Shares in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market, as determined by the Committee, or (iii) if Shares are not then listed on a national stock exchange or traded on an over-the-counter market, such value as the Committee in its discretion may in good faith determine; provided that, where the Shares are so listed or traded, the Committee may make such discretionary determinations where the Shares have not been traded for 10 trading days.

  "Investment Date" means the Friday coincident with or immediately preceding the 15th day of each calendar month.

  "Participating Employee" means an employee (i) for whom payroll deductions are currently being made or (ii) for whom payroll deductions are not currently being made because he or she has reached the limitation set forth in Section 6.

  "Payroll Account" means an account maintained by the Company with respect to each Participating Employee as contemplated by Section 5.

  "Plan" means this Hearst-Argyle Television, Inc. 1998 Employee Stock Purchase Plan, as it may from time to time be amended.

  "Plan Year" means the calendar year.

  "Shares" means shares of Common Stock.

  "Stock Account" means a brokerage account as contemplated by Section 8.

  "Subsidiary" means any corporation that is a "subsidiary corporation" with respect to the Company under Section 424(f) of the Code.

2. Shares Reserved for the Plan

  There shall be reserved for issuance and purchase by employees under the Plan an aggregate of 5,000,000 Shares, subject to adjustment as provided in
Section 12. Shares subject to the Plan may be Shares now or hereafter authorized but unused, or Shares that were once issued and subsequently reacquired by the Company. If and to the extent that any right to purchase reserved Shares shall not be exercised by any employee for any reason or if such right to purchase shall terminate as provided herein, Shares that have not been so purchased hereunder shall again become available for the purposes of the Plan unless the Plan shall have been terminated, but such unpurchased Shares shall not be deemed to increase the aggregate number of Shares specified above to be reserved for purposes of the Plan (subject to adjustment as provided in Section 12).

3. Administration of the Plan.

  The Plan shall be administered by the Committee appointed by the Board of Directors. The Committee shall consist of not less than two members of the Board of Directors each of whom is a "non-employee director" within the terms of Rule 16b-3 promulgated under the Exchange and at such times as the Company is subject to Section 162(m) of the Code (to the extent relief from the limitation of Section 162(m) of the Code is sought with respect to Options), shall qualify as "outside directors" for purposes of Section 162(m) of the Code. To the extent that the Compensation Committee of the Board of Directors satisfies the foregoing requirements, the Board of Directors may designate such Compensation Committee to act as the Committee hereunder. Each member of the Committee shall serve at the pleasure of the Board of Directors. The Committee may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. The Committee shall have authority to interpret the Plan, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law and shall take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof.

  The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. If and to the extent applicable, no member of the Committee may act as to matters under the Plan specifically relating to such member.

4. Eligible Employees.

  All employees of the Company and each Subsidiary designated for participation herein by the Committee shall be eligible to participate in the Plan, provided that each of such employees:

    (i) is not in a group of highly compensated employees which, as contemplated by Section 423(b)(4)(D) of the Code, has been designated by the Committee as being ineligible to participate in the Plan;

    (ii) has been employed by the Company or any Subsidiary (or any predecessor thereof) for a period of at least one year (continuous or otherwise) prior to the Plan Year during which participation is to commence;

    (iii) does not own, for purposes of Section 423 of the Code, immediately after the right is granted, stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of the Company or of a Subsidiary; and

    (iv) customarily works more than 20 hours per week;

    (v) customarily works more than five months in a year;

provided, that, notwithstanding the foregoing, the employment of an employee of a Subsidiary which ceases to be a Subsidiary shall, automatically and without any further action, be deemed to have terminated (and such employee shall cease to be an Eligible Employee hereunder).

  The Committee may establish special rules with respect to those employees who first satisfy (iv) or (v) above after they have already satisfied the other requirements established by this Section 4 (with additional special rules to apply in the discretion of the Committee in the case of employees with two years of service with the Company at such time).

  Prior service with Pulitzer Publishing Company and Kelly Broadcasting Company and their subsidiaries shall be taken into account hereunder as service for the Company for those employees employed thereby immediately before their being affiliated with the Company and thereby or by the Company at the time of such affiliation. The Committee may establish special rules with respect to the eligibility of and the prior service credit for employees of other companies which become affiliated with the Company prior to the Effective Date or during a Plan Year.

5. Election to Participate and Payroll Deductions.

  Each Eligible Employee may elect to participate in the Plan during the enrollment period immediately prior to the beginning of a Plan Year (or in the case of the 1998 Plan Year, in the enrollment period preceding the effective date of the Plan). Each Eligible Employee may elect a payroll deduction of from 1% to 10% of Eligible Compensation from each paycheck, in increments of 1% (i.e., 1%, 2%, 3%, etc.). Elections under this Section 5 are subject to the limits set forth in Section 6. All payroll deductions shall be credited, as promptly as practicable, to a Payroll Account in the name of the Participating Employee. All funds held by the Company under the Plan shall not be segregated from other corporate funds (except that the Company may in its discretion establish separate bank or investment accounts in its own name) and may be used by the Company for any corporate purpose.

  If so provided by the Committee, unless he or she elects otherwise during the Enrollment Period for the Plan Year, an Eligible Employee who is a Participating Employee on the day before a Plan Year commences will be deemed
(i) to have elected to participate in such Plan Year and (ii) to have authorized the same percentage payroll deduction for such Plan Year as in effect for such employee on the day before such Plan Year commences.

  Each Participating Employee may, by signing and delivering written notice to the Committee, on a form specified for such purpose by the Committee, at such times as may be established by the Committee, cancel his or her election to participate in the Plan and in such case the entire balance in the Payroll Account of such Participating Employee shall be repaid to such Participating Employee as promptly as practicable.

  A Participating Employee who ceases to participate in a Plan Year shall not again be eligible to participate during such Plan Year but, may elect to participate in a subsequent Plan Year, if then eligible. A Participating Employee may at any time during the Plan Year (but not more than four times) decrease his or her payroll deductions by filing the required form with the Company, which decrease shall become effective with the first pay period of the first succeeding calendar month to which it may be practicably applied.

6. Limitation of Number of Shares That an Employee May Purchase.

  No right to purchase Shares under the Plan shall permit an employee to purchase stock under all employee stock purchase plans of the Company and its subsidiaries (as defined for purposes of Section 423 of the Code) at a rate which in the aggregate exceeds $25,000 of the fair market value of such stock (determined under Section 423 of the Code at the time the right is granted, which for purposes of the Plan, is deemed to be the Investment Date) for each calendar year in which the right is outstanding at any time.

7. Purchase Price.

  The purchase price for each Share shall be 85% of the Fair Market Value of such Share on the Investment Date.

8. Method of Purchase.

  As of each Investment Date, each Participating Employee shall be offered the right to purchase, and shall be deemed, without any further action, to have purchased, the number of whole and fractional Shares which the balance of his or her Payroll Account at that time will purchase, determined by dividing the balance in his or her Payroll Account not theretofore invested by the purchase price as determined in Section 7.

  All Shares purchased as provided in the foregoing paragraph shall be initially maintained in separate Stock Accounts for the Participating Employees at a brokerage firm selected by, and pursuant to an arrangement with, the Company. For so long as such Shares are maintained in Stock Accounts, all dividends paid with respect to such Shares shall be credited to each Participating Employee's Stock Account, and will be automatically reinvested in whole and fractional Shares, unless the Participating Employee elects not to have such dividends reinvested. Notwithstanding the foregoing, in the discretion of the Committee, fractional Shares shall not be purchased hereunder, and any remaining cash in a Participating Employee's Payroll Account resulting from such failure to invest in fractional Shares shall be returned to the Participating Employee as soon as practicable. The Committee may provide that transaction fees incurred with respect to dividend reinvestment may be paid by the Company.

9. Title of Stock Accounts.

  Each Stock Account may be in the name of the Participating Employee or, if permitted by the Committee and the Participating Employee so indicates on the appropriate form, in his or her name jointly with another person, with right of survivorship. If permitted by the Committee, a Participating Employee who is a resident of a jurisdiction that does not recognize such a joint tenancy may have a Stock Account in his or her name as tenant in common with another person without right of survivorship. In the event that a Participating Employee directs that his or her Shares be transferred from the applicable Stock Account, any fractional Shares in the Participating Employee's Stock Account shall be paid in cash in accordance with the generally applicable rules and procedures of the brokerage firm maintaining the Stock Accounts.

10. Rights as a Stockholder.

  At the time funds from a Participating Employee's Payroll Account are used to purchase the Common Stock, he or she shall have all of the rights and privileges of a stockholder of the Company with respect to the Shares purchased under the Plan whether or not certificates representing such Shares have been issued.

11. Rights Not Transferable.

  Rights granted under the Plan are not transferable by a Participating Employee other than by will or the laws of descent and distribution and are exercisable during his or her lifetime only by him or her.

12. Adjustment in Case of Changes Affecting Common Stock.

  If (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or its Subsidiaries or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company, or any distribution to holders of Common Stock other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the number or kind of shares, or both, which thereafter may be sold under the Plan, then the Committee may forthwith take any such action as in its judgment shall be necessary to preserve to the Participating Employees' rights substantially proportionate to the rights existing prior to such event, and to maintain the continuing availability of Shares under Section 2 (if Shares are otherwise then available) in a manner consistent with the intent hereof, including, without limitation, adjustments in (x) the number and kind of shares subject to the Plan, (y) the purchase price of such shares under the Plan, and (z) the number and kind of shares available under Section 2. To the extent that such action shall include an increase or decrease in the number of Shares (or units of other property then available) subject to the Plan, the number of Shares (or units) available under Section 2 above shall be increased or decreased, as the case may be, proportionately, as may be provided by Committee in its discretion.

  Notwithstanding any other provision of the Plan, if the Common Stock ceases to be listed or traded, as applicable, on a national stock exchange or over-the-counter market (a "Triggering Event"), then, in the discretion of the Committee, (i) the balance in the Participating Employee's Payroll Account not theretofore invested may be refunded to the Participating Employee, and such Participating Employee shall have no further rights or benefits under the Plan, (ii) an amount equal to the product of the Fair Market Value of a Share on the date of the Triggering Event multiplied by the number of Shares such Participating Employee would have been able to purchase with the balance of his or her Payroll Account on such Triggering Event if such Triggering Event were the Investment Date may be paid to the Participating Employee, and such Participating Employee shall have no further rights or benefits under the Plan, or (iii) the Plan may be continued without regard to the application of this sentence.

13. Termination of Employment.

  In the event of a Participating Employee's termination of employment during a Plan Year (regardless of the reason therefor and regardless of the party initiating the termination), the balance in the Participating Employee's Payroll Account not theretofore invested, shall be refunded to him or her, and in the event of his or her death shall be paid to his or her estate, any such refund or payment to be made as soon as practicable after the next Investment Date.

14. Amendment of the Plan.

  The Board of Directors may at any time, or from time to time, amend the Plan in any respect; provided, however, that the Plan may not be amended in any way that would cause, if such amendment were not approved by the holders of Common Stock, the Plan to fail to comply with

    (i) the requirements for employee stock purchase plans as defined in
  Section 423 of the Code; or

    (ii) any other requirement of applicable law or regulation;

unless and until the approval of the holders of the applicable Common Stock is obtained. No amendment of the Plan shall alter or impair any rights outstanding at the time of the such amendment to purchase Shares pursuant to any offer hereunder.

15. Termination of the Plan.

  The Plan and all rights of employees hereunder shall terminate:

    (i) on the Investment Date that Participating Employees become entitled to purchase a number of Shares greater than the number of reserved Shares remaining available for purchase; or

    (ii) at any time, at the discretion of the Board of Directors.

In the event that the Plan terminates under circumstances described in (i) above, reserved Shares remaining as of the termination date shall be subject to Participating Employees on a pro rata basis. No termination of the Plan shall alter or impair any rights outstanding at the time of the such termination to purchase Shares pursuant to any offering of the right to purchase Shares hereunder.

16. Governmental and Other Regulations; Further Assurances.

  The Plan, and the grant and exercise of the rights to purchase Shares hereunder, and the Company's obligation to sell and deliver Shares upon the exercise of rights to purchase Shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company shall not be required to issue or deliver any certificates for Shares prior to the completion of any registration or qualification of such Shares under, and the obtaining of any approval under or compliance with, any state or federal law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable. Certificates for Shares issued hereunder may be legended as the Committee may deem appropriate.

  The Participating Employee shall take whatever additional actions and execute whatever additional documents the Committee may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participating Employee pursuant to the Plan.

17. Indemnification of Committee.

  The Company shall indemnify and hold harmless the members of the Board of Directors of the Company and the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person's duties, responsibilities and obligations under the Plan if such person acts in good faith and in a manner that he or she reasonably believes to be in, or not opposed to, the best interests of the Company, to the maximum extent permitted by law.

18. Withholding; Disqualifying Dispositions.

  Notwithstanding any other provision of the Plan, the Company shall deduct from all Payroll Accounts paid under the Plan all federal, state, local and other taxes required by law to be withheld with respect to such payments.

  If Shares acquired under the Plan are disposed of in a disqualifying disposition within the meaning of Section 422 of the Code by a Participating Employee prior to the expiration of two years from the Investment Date on which such Shares are purchased, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Participating Employee shall notify the Company in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company (or any affiliate thereof) thereupon has a tax-withholding obligation, shall pay to the Company (or such affiliate) an amount equal to any withholding tax the Company (or affiliate) is required to pay as a result of the disqualifying disposition.

19. Notices.

  All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Board of Directors or mailed to its principal office, addressed to the attention of the Board of Directors; and if to a

Participating Employee, shall be delivered personally or mailed to such Participating Employee at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 19.

20. Severability.

  The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.

21. No Right to Continued Employment.

  The Plan and any right to purchase Common Stock granted hereunder shall not confer upon any employee any right with respect to continued employment by the Company or any Subsidiary, nor shall they restrict or interfere in any way with the right of the Company or any Subsidiary by which an employee is employed to terminate his or her employment at any time.

22. Captions.

  The use of captions in the Plan is for convenience. The captions are not intended to and do not provide substantive rights.

23. Effective Date of the Plan.

  The Plan shall be effective as of the Effective Date. If the Plan is not approved by a vote of the holders of a majority of the total outstanding Common Stock within one year following the Effective Date, the Committee shall be authorized to take such action as it may deem appropriate in light of any failure of the Plan to satisfy Section 423 of the Code.

24. Governing Law.

  THE PLAN SHALL BE GOVERNED BY THE LAWS OF DELAWARE.

                                   P R O X Y


                        HEARST-ARGYLE TELEVISION, INC.


This Proxy is solicited on behalf of the Board of Directors of Hearst-Argyle Television, Inc.

     The undersigned hereby appoints Bob Marbut, John G. Conomikes and Dean H. Blythe, or any one or more of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated below all the shares of Series A Common Stock, Series A Preferred Stock and Series B Preferred Stock of Hearst-Argyle Television, Inc., held of record by the undersigned on April 2, 1999, at the Annual Meeting of Stockholders to be held on May 14, 1999, or any adjournment thereof.


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


                          (continued on reverse side)
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                           - FOLD AND DETACH HERE -

                        HEARST-ARGYLE TELEVISION, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

--------------------------------------------------------------------------------
                   When OK to Print -- Remove ALL Red Items
            CLEAR THIS RED BOXED AREA AND THE RED BOXED AREAS BELOW
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Item 1. ELECTION OF DIRECTOR: Class II Series A          For      Withhold
        (Term expires in 2001) -- David Pulver           [_]         [_]


Item 2. EQUITY INVESTMENT PROPOSAL                  For    Against    Withhold
                                                    [_]      [_]         [_]


Item 3. EMPLOYEE STOCK PURCHASE PLAN                For    Against    Withhold
                                                    [_]      [_]         [_]

Item 4. At the discretion of such Proxies, on any        For      Withhold
        other matter that properly may come              [_]         [_]
        before the meeting or any adjournment
        thereof.



                                        Date: _________________________, 1999

NO TEXT PRINT IN THIS                   -------------------------------------
ADDRESS AREA                            Signature

                                        -------------------------------------
                                        Signature if Held Jointly

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in the full corporate name by President or other authorized officer, If a partnership, please sign in partnership name by authorized person.

       Items 1, 2 and 3 were proposed by Hearst-Argyle Television, Inc.
This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.
  If no direction is made, this Proxy will be voted for Items 1, 2, 3 and 4.
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